UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2023

 North Haven Private Income Fund A LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56571	92-1385301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class I Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of October 1, 2023, North Haven Private Income Fund A LLC ("we", the "Company" or the "Fund"), sold approximately 337,583 of the Company’s Class I units (the “Units”) for an aggregate offering price of approximately $6.8 million, reflecting a purchase price of $20.08 per unit (with the final number of Units being determined on October 26, 2023).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On October 31, 2023, the Company disclosed the below information.
Distribution:
On October 27, 2023, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1590 per unit, representing an annualized distribution yield of approximately 9.50%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around November 3, 2023 to unitholders of record as of October 31, 2023.
Company's Portfolio:
As of September 30, 2023, the Company had investments in 30 portfolio companies across 17 industries with an aggregate par value of approximately $44.9 million, which consisted of approximately 100.0% first lien debt investments, based on par value or, in the case of equity investments, cost. As of September 30, 2023, 100.0% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from September 1, 2023 through September 30, 2023, the Company had new investment commitments of approximately $2.7 million, approximately 100.0% of which were private senior secured loans. As of September 30, 2023, approximately 100.0% of the Company’s total investment commitments were in private senior secured loans and equity investments.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of September 30, 2023:

Industry	Par or Cost ($ in millions)	% of Par or Cost
Insurance Services	$7.9	17.6%
Health Care Providers & Services	5.8	12.9
Commercial Services & Supplies	3.7	8.2
Software	3.6	8.0
Automobiles	3.3	7.3
Chemicals	3.2	7.1
Electronic Equipment, Instruments & Components	3.0	6.7
Financial Services	2.0	4.5
Health Care Technology	2.0	4.5
Multi-Utilities	1.9	4.2
Other	8.5	19.0
Total	$44.9	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of September 30, 2023:

Issuer	Par or Cost ($ in millions)	% of Par or Cost
Integrity Marketing Acquisition, LLC	$3.6	8.0%
Tank Holding Corp.	3.2	7.1
VRC Companies, LLC	3.0	6.7
Infinite Bidco, LLC	3.0	6.7
Turbo Buyer, Inc.	2.3	5.1
DCA Investment Holdings, LLC	2.1	4.7
Trintech, Inc.	2.0	4.5
Hyland Software, Inc.	2.0	4.5
Gateway US Holdings, Inc.	1.9	4.2
Coupa Holdings, LLC	1.9	4.2
Other	19.9	44.3
Total	$44.9	100.0%
Investing Environment:
We believe that the current market environment continues to create attractive investing opportunities. While the ultimate impact on consumers and businesses resulting from the macroeconomic uncertainty remains difficult to predict, we believe that the Fund is well positioned to manage the current market because of its defensive investment strategy, described in greater detail below. We believe that the attractive terms available in the direct lending market make for a particularly compelling investing environment.
Public markets had mixed results in the third quarter of 2023, driven by renewed uncertainty surrounding the trajectory for interest rates, among other factors. Over the quarter, the yield on the 10-year U.S. Treasury note increased by 73bps, as investors weighed the possibility that rates may remain higher for longer. Despite continued market optimism about the potential for a soft landing, the timing of any pivot by the Federal Reserve will remain data dependent. Consistent with our commentary in the prior quarter, we believe that the ongoing economic uncertainty, in addition to recent geopolitical events, could lead to continued volatility into 2024.
Within the Fund’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms as compared to loans originated in early 2022 and the preceding years, including higher reference rates, still-elevated spreads, conservative leverage profiles and lender-friendly documentation. With sponsored middle market loan volumes having now increased for the second consecutive quarter, we believe the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Fund.
Positioning of the Company in Current Market:
Defensive Investment Strategy: We believe that the Fund’s investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Fund well to navigate the uncertain market environment. Our strategy focuses primarily on making senior secured credit investments in businesses with leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong private equity sponsor backing. We believe that the Fund has a defensive portfolio of investments, characterized by limited cyclical1 issuer and industry concentrations.
Higher Interest Rates: 100.0% of the Fund’s debt investments are floating rate and the Fund should benefit from higher yields as interest rates rise, assuming that portfolio company performance and compliance remains consistent with prior quarter. 3-month SOFR, the primary benchmark for new loans made by the Fund, increased by 81bps during the first nine months of 2023, in addition to the 450bps increase experienced during 2022.

1    Cyclical industries defined as restaurants, retail, energy, and other businesses that we believe may be subject to business cycle volatility.
Net Asset Value:
As of September 30, 2023, the Company's aggregate net asset value is estimated to be approximately $27.7 million, which estimate is subject to completion of the Company's financial closing procedures, including approvals pursuant to the Company's valuation policies and procedures, and the Company had approximately $18.0 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of September 30, 2023, arising between the date hereof and the completion of the financial statements and the filing of the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2023.
Recent Developments:
During the period from October 1, 2023 through October 27, 2023, the Company made new investment commitments of approximately $6.6 million, approximately 100.0% of which were first lien debt investments. The Company continues to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as it further deploys capital.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2023	North Haven Private Income Fund A LLC

	By:	/s/ Orit Mizrachi
Orit Mizrachi
Chief Operating Officer and Interim Chief Financial Officer